Exhibit 99.1

FOR IMMEDIATE RELEASE

May 23, 2006.  CNB Corporation, the parent company of The Conway National Bank, announced today that at its 2006 annual meeting of shareholders, its shareholders elected as directors William R. Benson, Willis J. Duncan, Edward T. Kelaher, and George F. "Buddy" Sasser, who will now serve on the Board with James W. Barnette, Jr., Harold G. Cushman, Jr., H. Buck Cutts, W. Jennings Duncan, R. Phil Hucks, and Howard B. Smith, III.

The newly composed Board took the following actions, among others, at its meeting on May 22:

1.     The Board of Directors of The Conway National Bank was reconstituted as follows:  James W. Barnette, Jr., William R. Benson, Harold G. Cushman, W. Jennings Duncan, Willis Duncan, R. Phil Hucks, Edward T. Kelaher, and George F. "Buddy" Sasser.

2.     R. Phil Hucks and Paul R. Dusenbury were suspended with pay from positions as President and CEO of CNB Corporation and as Executive Vice President, Treasurer, and Chief Financial Officer of CNB Corporation, pending review by a special committee of the Board.

3.     To fill these positions on an interim basis, W. Jennings Duncan was appointed by the Board as Interim President and CEO of CNB Corporation and L. Ford Sanders, II was appointed by the Board as Interim Executive Vice President, Treasurer, and Chief Financial Officer of CNB Corporation.

Harold G. Cushman, Jr., was elected by the Board as its Chairman.  Mr. Cushman said, "I continue to be honored to serve on the Board and look forward to functioning as its Chairman.  It is my intention to work with the officers and employees to make our bank the leading financial institution in our service area."